EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-158477 on Form S-3 of our reports dated March 16, 2009, relating to the 2008 consolidated financial statements of Dime Community Bancshares, Inc. and the related consolidated statements of operations, changes in stockholders' equity and comprehensive income, and cash flows for each of the two years in the period ended December 31, 2008 which expressed an unqualified opinion appearing in the Annual Report on Form 10-K of Dime Community Bancshares, Inc. for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP

New York, New York
March 12, 2010